CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 30, 2001 included in National Vision, Inc.'s (formerly Vista Eyecare, Inc.) Form 10-K for the year ended December 30, 2000 and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP

Atlanta, Georgia
December 20, 2001